Exhibit 99.1

AVITA Medical Reports Second Quarter 2022 Financial Results

VALENCIA, California, August 11, 2022 and MELBOURNE, Australia, August 12, 2022 — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH) (the “Company”), a regenerative medicine company that is developing and commercializing a technology platform that enables point-of-care autologous skin restoration for multiple unmet needs, today reported financial results for its second quarter ended June 30, 2022.

Second Quarter Highlights and Recent Updates:

•	Reported commercial revenue, which excludes BARDA revenue, of $8.2 million a 23% increase compared to $6.7 million in the corresponding period in the prior year

•	Reported total revenue, which includes BARDA revenue, of $8.3 million compared to $10.3 million in the corresponding period in the prior year, which included $3.6 million in BARDA revenue

•	Gross profit margin improved by 3% to 83% compared corresponding period in the prior year

•	Topline results from its pivotal randomized controlled trial evaluating the safety and effectiveness of the RECELL® System for healing of soft tissue reconstruction with reduced donor skin

•	As of June 30, 2022, the Company had $91.1 million in cash, cash equivalents, and marketable securities, with no debt

Year to date Highlights:

•	Reported commercial revenue, which excludes BARDA revenue, of $15.7 million, a 39% increase compared to $11.3 million in the corresponding period in the prior year

•	Reported total revenue, which includes BARDA revenue, of $15.9 million compared to $19.1 million in the corresponding period in the prior year, which included $7.8 million in BARDA revenue

•	Gross profit margin improved by 2% to 80% compared to the corresponding period in the prior year

“Our commercial team continued to drive further RECELL utilization and penetration within burn centers, and our clinical team advanced our soft tissue reconstruction and vitiligo trials,” said Dr. Mike Perry, AVITA Medical Chief Executive Officer. “We look forward to topline data from our vitiligo clinical trial in the second half of this year.”

Three Months Ended June 30, 2022 Financial Results

Our commercial revenue, which excludes BARDA revenue, was $8.2 million in the three months ended June 30, 2022, an increase of $1.5 million or 23%, compared to $6.7 million the corresponding period in the prior year. Total revenue, which includes BARDA revenue, was $8.3 million in the second quarter compared to $10.3 million in the corresponding period in the prior year which included $3.6 million in BARDA related revenue that resulted from our delivery of units to managed inventory for BARDA for emergency response preparedness. The growth in commercial revenues was largely driven by an increase in the number of customers ordering as well as the average order size for those customers.

Gross profit margin improved by 3% to 83% compared to the corresponding period in the prior year.

Total operating expenses increased by 3% to $13.9 million compared to $13.4 million in the corresponding period in the prior year. The increase in operating expenses is primarily attributable to higher compensation costs, sales commissions, and professional fees, partially offset by lower clinical trial related expenses. Higher compensation costs resulted from an expansion of our commercial team, while higher commissions were driven by an increase in revenues. Higher professional fees are driven by an increase in pre-commercialization activities for RECELL launches in soft tissue reconstruction and vitiligo. Clinical trial expenses incurred in our soft tissue and vitiligo trials were lower during the period, as the trial participants were in the follow-up phase which is less costly than the earlier recruitment and treatment phase.

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Net loss increased by 33% or $1.5 million to $6.3 million, or $0.25 per share, compared to a net loss of $4.7 million, or $0.19 per share, in the corresponding period of the prior year.

Adjusted EBITDA* loss increased by 51%, or $1.6 million to $4.7 million, over the $3.1 million recognized in the corresponding period in the prior year. A table reconciling non-GAAP measures is included in this press release for reference.

Six Months Ended June 30, 2022, Financial Results

Our commercial revenue, which excludes BARDA revenue, was $15.7 million in the six months ended June 30, 2022, an increase of $4.4 million or 39%, compared to $11.3 million in the corresponding period in the prior year. Total revenue, which includes BARDA revenue, was $15.9 million in the current year compared to $19.1 million in the corresponding period in the prior year which included $7.7 million in BARDA related revenue that resulted from our delivery of units to managed inventory for BARDA for emergency response preparedness. The growth in commercial revenues was largely driven by an increase in the number of customers ordering as well as the average order size for those customers.

Gross profit margin improved by 2% to 80% compared to the corresponding period in the prior year.

Total operating expenses increased by 12% to $29.9 million compared to $26.6 million in the corresponding period in the prior year. The increase in operating expenses is primarily attributable to higher compensation costs and professional fees, partially offset by lower clinical trial related expenses. Higher compensation costs were primarily a result of increased share-based compensation expenses due to certain performance milestones being met, higher commissions driven by an increase in revenues, and an expansion of our commercial team. Increased professional fees were driven by an increase in pre-commercialization costs for RECELL launches in soft tissue reconstruction and vitiligo. Research and development expenses were lower relative to the prior year during which higher costs were incurred relating to recruitment and treatment for the soft tissue and vitiligo clinical trials.

Net loss increased by 47% or $5.0 million to $15.7 million, or $0.63 per share, compared to a net loss of $10.7 million, or $0.45 per share, in the corresponding period of the prior year.

Adjusted EBITDA* loss increased by 46%, or $3.5 million to $11.1 million, over the $7.6 million recognized in the corresponding period in the prior year. A table reconciling non-GAAP measures is included in this press release for reference.

Calendar Year 2022 Revenue Guidance

Commercial revenues in calendar year 2022 are projected to be approximately $30 million, excluding BARDA revenues, which represents a 20% increase year-over year. We project BARDA revenues of approximately $0.3 million in calendar year 2022, as compared to $7.9 million in calendar year 2021, since we completed delivery of RECELL units into the national stockpile in 2021.

*Adjusted EBITDA is a non-GAAP financial measure. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Webcast and Conference Call Information

The Company will host a conference call to discuss the second quarter financial results after market close on Thursday August 11, 2022, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time (being 7.00 a.m. Australian Eastern Standard Time on Friday August 12, 2022). To access the live call via telephone, please register in advance using the link here. Upon registering, each participant will receive an email confirmation with dial-in numbers and a unique personal PIN that can be used to join the call. The live webinar can be accessed at https://ir.avitamedical.com.

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Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

# # #

ABOUT AVITA MEDICAL, INC.

AVITA Medical, Inc. is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Medical Inc.’s patented, and proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The Company’s lead product is the RECELL® System, a device that enables healthcare professionals to Spray-On Skin™ Cells using a small sample of the patient’s own skin to create an autologous suspension. The RES® Regenerative Epidermal Suspension™ is then sprayed onto the areas of the patient requiring treatment to regenerate natural healthy epidermis.

AVITA Medicals’ first U.S. product, the RECELL System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL System is approved for acute partial-thickness thermal burn wounds in patients 18 years of age and older or application in combination with meshed autografting for acute full-thickness thermal burn wounds in pediatric and adult patients. In February 2022, the FDA reviewed and approved the PMA supplement for RECELL Autologous Cell Harvesting Device, an enhanced RECELL System aimed at providing clinicians a more efficient user experience and simplified workflow.

The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 15,000 patients globally, reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE—RECELL Autologous Cell Harvesting Device (https://recellsystem.com/) for a full description of indications for use and important safety information including contraindications, warnings, and precautions.

In international markets, our products are approved under the RECELL System brand to promote skin healing in a wide range of applications including burns, chronic wounds, and aesthetics. The RECELL System is TGA-registered in Australia, received CE-mark approval in Europe, and received Japan’s Pharmaceuticals and Medical Devices Act (PMDA) approval for burns in Japan.

To learn more, visit www.avitamedical.com.

* Use of non-GAAP Measure

AVITA Medical’s reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission. AVITA Medical has provided in this release certain financial information that has not been prepared in accordance with GAAP. AVITA Medical’s management believes that the non-GAAP adjusted EBITDA described in the release, which includes adjustments for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding AVITA Medical’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in AVITA Medical’s industry. However, the non-GAAP financial measures that AVITA Medical uses may differ from measures that other companies may use. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this press release include, but are not limited to, statements concerning, among other things, our ongoing clinical trials and product development activities, regulatory approval of our products, the potential for future growth in our business, and our ability to achieve our key strategic, operational, and financial goal. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the timing and realization of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, economic or political conditions outside of the company’s control. Investors should not place considerable reliance on the forward-looking statements contained in this press release. Investors are encouraged to read our publicly available filings for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.

FOR FURTHER INFORMATION:

U.S. Media

Sam Brown, Inc.

Christy Curran

Phone +1 615 414 8668

christycurran@sambrown.com

O.U.S Media

Monsoon Communications

Rudi Michelson

Phone +61 (0)3 9620 3333

Mobile +61 (0)411 402 737

rudim@monsoon.com.au

Investors ICR Westwicke Caroline Corner Phone +1 415 202 5678 caroline.corner@westwicke.com

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AVITA MEDICAL, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	As of
	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$34,737	$55,511
Marketable securities	49,618	29,649
Accounts receivable, net	3,884	3,118
BARDA receivables	338	308
Prepaids and other current assets	1,005	1,213
Restricted cash	202	201
Inventory	2,022	2,132

Total current assets	91,806	92,132
Marketable securities, long-term	6,743	19,692
Plant and equipment, net	1,249	1,262
Operating lease right-of-use assets	1,203	1,544
Intangible assets, net	428	443
Other long-term assets	1,240	942

Total assets	$102,669	$116,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	2,495	2,708
Accrued wages and fringe benefits	4,174	5,363
Other current liabilities	1,217	1,075

Total current liabilities	7,886	9,146
Contract liabilities	813	952
Operating lease liabilities, long-term	532	918
Other long-term liabilities	715	375

Total liabilities	9,946	11,391

Non-qualified deferred compensation share awards	163	—
Contingencies (Note 12)
Shareholders’ Equity:
Common stock, $0.0001 par value per share, 200,000,000 shares authorized, 25,003,088 and 24,925,743 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	3	3
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized, no shares issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	336,668	332,484
Accumulated other comprehensive income	7,536	8,060
Accumulated deficit	(251,647)	(235,923)

Total shareholders’ equity	92,560	104,624

Total liabilities and shareholders’ equity	$102,669	$116,015

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AVITA MEDICAL, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$8,335	$10,304	$15,874	$19,069
Cost of sales	(1,386)	(2,053)	(3,164)	(4,199)

Gross profit	6,949	8,251	12,710	14,870

BARDA income	551	440	1,285	1,010
Operating expenses:
Sales and marketing expenses*	(5,332)	(4,146)	(10,160)	(7,795)
General and administrative expenses*	(5,471)	(5,275)	(13,005)	(10,697)
Research and development expenses*	(3,059)	(3,974)	(6,679)	(8,083)

Total operating expenses	(13,862)	(13,395)	(29,844)	(26,575)

Operating loss	(6,362)	(4,704)	(15,849)	(10,695)
Interest expense	(4)	(9)	(4)	(12)
Other income	109	2	137	9

Loss before income taxes	(6,257)	(4,711)	(15,716)	(10,698)
Income tax expense	(4)	(7)	(8)	(17)

Net loss	$(6,261)	$(4,718)	$(15,724)	$(10,715)

Net loss per common share:
Basic	$(0.25)	$(0.19)	$(0.63)	$(0.45)
Diluted	$(0.25)	$(0.19)	$(0.63)	$(0.45)
Weighted-average common shares:
Basic	24,971,243	24,860,738	24,954,712	23,803,460
Diluted	24,971,243	24,860,738	24,954,712	23,803,460

* Total operating expenses include impact of share-based compensation as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sales and marketing expenses	$285	$63	$614	$301
General and administrative expenses	983	1,172	3,310	2,102
Research and development expenses	146	175	422	340

Total	1,414	1,410	4,346	2,743

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Reconciliation of reported Net Loss (GAAP) to Adjusted EBIDTA (NON-GAAP) Measure – Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Loss	$(6,261)	$(4,718)	$(15,724)	$(10,715)
Depreciation expense	129	145	258	282
Patent Amortization	8	31	42	61
Share-based expense	1,414	1,410	4,346	2,743
Interest Expense	4	9	4	12
Income Tax Expense	4	7	8	17

Adjusted EBITDA (Non-GAAP)	$(4,702)	$(3,116)	$(11,066)	$(7,600)

PR 08112022

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